EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in this Registration Statement on Form S-8 of our report dated February 27, 2017, relating to the consolidated financial statements of Catasys, Inc. and Subsidiaries as of December 31, 2016 and 2015, and for each of the two years in the period ended December 31, 2016 appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Rose, Snyder & Jacobs LLP

A Corporation of Certified Public Accountants

Encino, California

December 22, 2017